Exhibit 11

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

July 7, 2017

The Oberweis Funds Oberweis Small-Cap Value Fund 3333 Warrenville Road Suite 500 Lisle, IL 60532

Ladies and Gentlemen:

We have acted as counsel to The Oberweis Funds, a Massachusetts business trust (the “Trust”), in connection with the filing of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of voting shares of beneficial interest, no par value (the “Shares”), of Oberweis Small-Cap Value Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of Cozad Small Cap Value Fund (the “Target Fund”), a series of the Northern Lights Fund Trust III, a Delaware statutory trust, as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Target Fund and the Acquiring Fund (each, a “Fund” and collectively, the “Funds”), Cozad Asset Management, Inc. (for purposes of Sections 4.2(n), 9.1 and 11.2 only) and Oberweis Asset Management, Inc. (for purposes of Sections 4.2(k), 9.1 and 11.2 only), included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of this Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), the Trust’s By-Laws, as amended, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts, as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.

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The Oberweis Funds
Oberweis Small-Cap Value Fund

July 7, 2017

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement and the Agreement will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Acquiring Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Acquiring Fund. The Declaration of Trust also provides for indemnification out of the property of the Acquiring Fund for all losses and expenses of any shareholder of that Fund held personally liable for the obligations of such Fund. Thus, the risk of liability is limited to circumstances in which the Acquiring Fund would be unable to meet its obligations.

This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement, the discussion of this opinion in the Proxy Statement/Prospectus included in the Registration Statement and the reference to us in the Proxy Statement/Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ VEDDER PRICE P.C.

Vedder Price P.C.